SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): March 24, 2005


                              GRILL CONCEPTS, INC.
               (Exact name of registrant as specified in Charter)


          Delaware                    0-23226               13-3319172
----------------------------    --------------------      --------------
(State or other jurisdiction    (Commission File No.)     (IRS Employer
     of incorporation or                                Identification No.)
        organization)


                       11661 San Vicente Blvd., Suite 404
                          Los Angeles, California 90049
               --------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)


                                  310-820-5559
                            -------------------------
                            (Issuer Telephone number)


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02.     Non-Reliance on Previously Issued Financial Statements or a
               Related Audit Report or Completed Interim Review.

On March 24, 2005, management of Grill Concepts, Inc. (the "Company") discussed with the Audit Committee of the Board of Directors of the Company (the "Audit Committee") and representatives of the Company's current independent registered public accounting firm the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission (the "SEC") on February 7, 2005 regarding certain operating lease accounting issues and their application under generally accepted accounting principles ("GAAP") as they relate to the Company's current lease accounting practices. Based on those discussions, management of the Company and the Audit Committee made a determination that the Company's then-current method of lease accounting, including its then-current method of accounting for rent holidays and computation of minimum lease payments, were not in accordance with GAAP and that the impact of this difference was material to the company's historical financial statements. The Company is in process of discussing the impact of the SEC guidance with respect to lease accounting on our historical financial statements with our former independent registered public accounting firm. At this point however, the Company has not had adequate time to provide said firm with sufficient information on which to base a conclusion as to the impact of this guidance, and no conclusions have been reached.

Historically, the Company recognized straight-line rents and amortized tenant improvement allowances using the initial non-cancelable term of the lease commencing on the date rent payments began. Under GAAP, as highlighted in the SEC guidance, the Company should have recognized rent expense (net of the related tenant improvement allowances) on a straight-line basis over the initial non-cancelable term of the lease and beginning on the later of when the Company has access to the site or the lease is executed. Further, the Company historically has not included consumer price index adjustments in its computation of minimum lease payments. GAAP requires that lease escalation based on future consumer price index adjustments be included in the computation of minimum lease payments using the index rate at lease inception. The Company is in the process of finalizing the calculations to quantify such adjustments.

Also at the March 24, 2005 meeting, management discussed reclassifying amounts that had previously been recorded as restaurant sales revenue arising from complimentary and promotional activities as the current method of recording these transactions was not in accordance with GAAP. Historically the amounts associated with complimentary and promotional activities have been recorded as restaurant revenues, with the offsetting expense in restaurant operations and corporate general and administrative expenses. As revised, the Company will account for complimentary and promotional activities on a net basis with no revenue or expense being recognized. The total amounts of complimentary and promotional activities recorded as revenue were $1.9 million in 2004, $1.7 million in 2003 and $1.5 million in 2002. There will be no impact on net income resulting from this reclassification.

As a result of the foregoing determinations we are correcting our method of accounting for leases and our presentation of amounts resulting from complimentary and promotional activities. Our 2004 financial statements will reflect the lease and revenue accounting on these revised basis, and we will restate our financial statements for 2002 and 2003 to ensure the revised accounting is consistently applied. In light of the planned restatement, the financial statements for the years ended December 31, 2003 and 2002 and related interim periods contained in the Company's prior filings with the SEC should no longer be relied upon. The Audit Committee discussed these conclusions with the Company's current independent registered public accounting firm.

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The Company is working diligently to complete its review of its accounting for these leases and to quantify the impact of the necessary adjustments on each of the reporting periods. Upon completion of this process the Company will amend the appropriate filings with the Securities and Exchange Commission ("SEC") to include the restated financial statements.

Due to the time and effort involved in fully determining the effect of these adjustments on the Company's previously issued financial statements, the Company will be required to file a Form 12b-25 with the Securities and Exchange Commission, extending for 15 days the due date of its Annual Report on Form 10-K for the fiscal year ended December 26, 2004.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  GRILL CONCEPTS, INC.

Dated:  March 29, 2005
                            By:  /s/ Philip Gay
                                 Philip Gay
                                 Executive Vice President and
                                 Chief Financial Officer

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